Exhibit 99.2

December 22, 2010

VIA ELECTRONIC MAIL AND FACISIMILE

LTX-Credence Corporation

825 University Avenue

Norwood, MA 02062

Attention: General Counsel and Secretary

Re:	Notice of Receipt of Revised Written Proposal and Upcoming
Board of Directors Meeting

Dear Colin:

Reference is hereby made to that certain Agreement and Plan of Merger by and among Verigy, Alisier Limited, Lobster-1 Merger Corporation, Lobster-2 Merger Corporation and LTX-Credence Corporation dated as of November 17, 2010 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

As you are aware, on November 27, 2010, Verigy notified you (and provided you with a written copy) of an unsolicited written Acquisition Proposal it received from Advantest Corporation (“Advantest”) on November 26, 2010, and on December 3, 2010, Verigy notified you that it intended to engage in discussions with, and furnish information to, Advantest.

Pursuant to Section 5.3(b)(i) and Section 8.2 of the Merger Agreement, we hereby notify you, for and on behalf of Verigy, that Verigy has received a revised written proposal from Advantest. The revised written proposal is enclosed with this letter.

Additionally, on behalf of Verigy, pursuant to Section 5.3(b)(ii) and Section 8.2 of the Merger Agreement, we hereby notify you, for and on behalf of Verigy, that the Verigy Board of Directors is convening a meeting on Friday, December 24, 2010, at 8:00 a.m. Pacific time, at which it will discuss the revised written proposal from Advantest.

LTX-Credence Corporation

December 22, 2010

Please let us know if you have any questions.

Regards,

/S/ MICHAEL S. RINGLER

Michael S. Ringler

Enclosure

Cc:	Hal J. Leibowitz (Wilmer Cutler Pickering Hale and Door)
Margo Smith (Verigy)
Aaron Alter (Wilson Sonsini Goodrich & Rosati)
Jason Sebring (Wilson Sonsini Goodrich & Rosati)